Exhibit (3.1)

COMPOSITE

RESTATED
ARTICLES OF INCORPORATION
OF
OSHKOSH CORPORATION,
AS AMENDED
1: The name of the Corporation is OSHKOSH CORPORATION.
2:    The purpose for which the Corporation is organized is to engage in any lawful activity within the purposes of which corporations may be organized under Chapter 180 of the Wisconsin Statutes.
3:
A.    STOCK
The total number of shares of stock which the Corporation shall have the authority to issue is three hundred two million (302,000,000) shares itemized by classes as follows:
1.    Three hundred million (300,000,000) shares of common stock, one cent ($.01) par value (the “Common Stock”).
2.    Two million (2,000,000) shares of preferred stock, one cent ($.01) par value (the “Preferred Stock”).
B.    THE COMMON STOCK
1.    The holders of Common Stock shall be entitled to receive dividends when and if declared by the Board of Directors out of any funds legally available for the payment of such dividends.
2.    Each share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock.
3.    In case of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive on a pro rata basis the proceeds of any remaining assets of the Corporation.
4.    No holders of shares of Common Stock shall have a preemptive right to acquire unissued shares of stock of the Corporation or securities convertible into such shares or carrying a right to subscribe to or acquire such shares.
5.    The rights of the Common Stock under this Section B of this Third Article of these Restated Articles of Incorporation are subject to the provisions of Section C below concerning the Preferred Stock.
C.    THE PREFERRED STOCK
The Preferred Stock may be issued in series, and authority is vested in the Board of Directors, from time to time, to establish and designate series and to fix the variations in the powers, preferences, rights, qualifications, limitations or restrictions of any series of the Preferred Stock, but only with respect to:
1.    the dividend rate or rates and the preferences, if any, over any other class or series (or of any other class or series over such class or series) with respect to dividends, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;
2.    the price and terms and conditions on which shares may be redeemed;
3.    the amount payable upon shares in the event of voluntary or involuntary liquidation;
4.    sinking fund provisions for the redemption or purchase of shares;
5.    the terms and conditions on which shares may be converted into shares of any other class or series of the same or any other class of stock of the Corporation, if the shares of any series are issued with the privilege of conversion; and
6.    voting rights, if any.
Except as to the matters expressly set forth above, all series of the Preferred Sock shall have the same preference, limitations and relative rights and shall rank equally, share ratably and be identical in all respects as to all matters. All shares of any one series of the Preferred Stock shall be alike in every particular.
SERIES A2 JUNIOR PARTICIPATING PREFERRED STOCK
Section 1.    Designation and Amount. There is hereby created a series of preferred stock that shall be designated as “Series A2 Junior Participating Preferred Stock,” par value $0.01 per share (the “Series A2 Junior Participating Preferred Stock”), and the number of shares constituting such series shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A2 Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the exercise of any options, rights or warrants issuable upon conversion of any outstanding securities issued by the Corporation convertible into Series A2 Junior Participating Preferred Stock.
Section 2.    Dividends and Distributions.
(A)    Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A2 Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A2 Junior Participating Preferred Stock, in preference to the holders of common stock, par value $0.01 per share, of the Corporation (“Common Stock”), and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business days of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A2 Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1000) times the aggregate per share amount of all cash dividends, and one thousand (1000) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A2 Junior Participating Preferred Stock. In the event the Corporation shall at any time after October 25, 2012 (the “Rights Dividend Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A2 Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)    The Corporation shall declare a dividend or distribution on the Series A2 Junior Participating Preferred Stock as provided in Paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A2 Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
(C)    Dividends shall begin to accrue and be cumulative on outstanding shares of Series A2 Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A2 Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A2 Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A2 Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A2 Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.
Section 3.    Voting Rights. The holders of shares of Series A2 Junior Participating Preferred Stock shall have the following voting rights:
(A)    Subject to the provision for adjustment hereinafter set forth, each share of Series A2 Junior Participating Preferred Stock shall entitle the holder thereof to one thousand (1000) votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A2 Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)    Except as otherwise provided herein or by law, the holders of shares of Series A2 Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.
(C)
(i)    If at any time dividends on any Series A2 Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A2 Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A2 Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.
(ii)    During any default period, such voting right of the holders of Series A2 Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number that may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A2 Junior Participating Preferred Stock.
(iii)    Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the Chief Executive Officer, President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to such holder at such holder’s last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.
(iv)    In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.
(v)    Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Amended and Restated Articles of Incorporation or by-laws of the Corporation (as may be amended from time to time, the “By-Laws”) irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Amended and Restated Articles of Incorporation or By-Laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.
(D)    Except as set forth herein, holders of Series A2 Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
Section 4.    Certain Restrictions.
(A)    Whenever quarterly dividends or other dividends or distributions payable on the Series A2 Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A2 Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not
(i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A2 Junior Participating Preferred Stock;
(ii)    declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A2 Junior Participating Preferred Stock, except dividends paid ratably on the Series A2 Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)    redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A2 Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A2 Junior Participating Preferred Stock; or
(iv)    purchase or otherwise acquire for consideration any shares of Series A2 Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A2 Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
Section 5.    Reacquired Shares. Any shares of Series A2 Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
Section 6.    Liquidation, Dissolution or Winding Up. (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A2 Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A2 Junior Participating Preferred Stock shall have received an amount equal to $1000 per share of Series A2 Junior Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A2 Liquidation Preference”). Following the payment of the full amount of the Series A2 Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A2 Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A2 Liquidation Preference by (ii) one thousand (1000) (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A2 Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A2 Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A2 Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.
(B)    In the event, however, that there are not sufficient assets available to permit payment in full of the Series A2 Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A2 Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
(C)    In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 7.    Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination, share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A2 Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one thousand (1000) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A2 Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 8.    No Redemption. The shares of Series A2 Junior Participating Preferred Stock shall not be redeemable.
Section 9.    Ranking. The Series A2 Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
Section 10.    Amendment. At any time when any shares of Series A2 Junior Participating Preferred Stock are outstanding, the Amended and Restated Articles of Incorporation of the Company shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A2 Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A2 Junior Participating Preferred Stock, voting separately as a class.
Section 11.    Fractional Shares. Series A2 Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A2 Junior Participating Preferred Stock.

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D.    GENERAL
Where approval by holders of shares of one or more classes of the Common Stock and/or the Preferred Stock is required under the laws of the State of Wisconsin to effect an amendment to these Restated Articles of Incorporation, a merger or consolidation, a sale of the Corporation’s assets, dissolution or otherwise, the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on such matter, in class votes where appropriate, shall be sufficient to approve the action.
4:    The address of the registered office is:
8025 Excelsior Drive Suite 200
Madison, WI 53717

5:    The name of the registered agent at such address is:
CT Corporation System

6:    The number of directors constituting the Board of Directors shall be such number as is fixed from time to time by the By-Laws.
7:    These Restated Articles of Incorporation supersede and take the place of the heretofore existing Restated Articles of Incorporation and amendments thereto.
8:    These articles may be amended in the manner authorized by law at the time of amendment.